Exhibit 10.1
Non-Employee Director Compensation

Component of Pay	Amount

Board Retainer	$100,000
Audit Committee Retainer	$10,000
Audit Committee Chair Retainer	$20,000
Compensation Committee Chair Retainer	$10,000
Governance Committee Chair Retainer	$10,000
Policy Committee Chair Retainer	$7,500
Non-Executive Chairman Retainer	$250,000
Amount deferred to Stock Units	$120,000